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                                                                  EXHIBIT (d)(6)

                                  VASTERA, INC.

                         NOTICE OF GRANT OF STOCK OPTION



         Notice is hereby given of the following option grant (the "Option") to purchase shares of the Common Stock of Vastera, Inc. (the "Corporation"):

         OPTIONEE:
         --------   ------------------------------------------------------------

         GRANT DATE:
         ----------   ----------------------------------------------------------

         VESTING COMMENCEMENT DATE:
         -------------------------   -------------------------------------------

         EXERCISE PRICE:  U.S.$
         --------------         ---------------------------------------per share

         NUMBER OF OPTION SHARES:
         -----------------------   ---------------------------------------shares

         EXPIRATION DATE:
         ---------------   -----------------------------------------------------

         TYPE OF OPTION:  Approved U.K. Stock Option
         ---------------

         EXERCISE SCHEDULE: The Option shall become exercisable with respect to twenty-five percent (25%) of the Option Shares upon Optionee's completion of one (1) year of Service measured from the Vesting Commencement Date and shall become exercisable for the balance of the Option Shares in a series of thirty-six (36) successive equal monthly installments upon Optionee's completion of each additional month of Service over the thirty-six (36) month period measured from the first anniversary of the Vesting Commencement Date. In no event shall the Option become exercisable for any additional Option Shares after Optionee's cessation of Service.

         Should Optionee request a reduction to his or her work commitment to less than thirty (30) hours per week, then the Corporation shall have the right, exercisable in connection with the approval of that reduction, to extend the period over which the Option shall thereafter vest and become exercisable for the Option Shares during the remainder of the option term. The decision whether or not to approve Optionee's request for such reduced work commitment shall be at the sole discretion of the Corporation and shall be made by the Corporation on a case by case basis. In no event shall any extension of the Exercise Schedule for the Option Shares result in the extension of the Expiration Date of the Option.

         SPECIAL TAX BENEFIT. In order to obtain the favorable tax treatment for an approved option under Schedule 9 of the United Kingdom Income and Corporation Taxes Act 1988, Optionee acknowledges that the Option should not


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         be exercised prior to the third anniversary of the Grant Date and prior to the third anniversary of the date on which Optionee last exercised a UK tax approved option (other than a savings related option) in circumstances where tax relief was provided.

         Optionee understands and agrees that the Option is granted subject to and in accordance with the terms of the Vastera, Inc. United Kingdom Stock Option Scheme (the "U.K. Scheme"). Optionee further agrees to be bound by the terms of the U.K. Scheme and the terms of the Option as set forth in the Stock Option Agreement attached hereto as EXHIBIT A.

         NO EMPLOYMENT SERVICE CONTRACT. Nothing in this Notice or in the attached Stock Option Agreement or in the U.K. Scheme shall confer upon Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining Optionee) or of Optionee, which rights are hereby expressly reserved by each, to terminate Optionee's Service at any time for any reason, with or without cause.

         DEFINITIONS. All capitalized terms in this Notice shall have the meaning assigned to them in this Notice or in the attached Stock Option Agreement.

DATED:
      ------------------------

                                   VASTERA, INC.

                                   By:
                                      -----------------------------------------

                                   Title:
                                         --------------------------------------



                                   --------------------------------------------
                                   OPTIONEE

                                   Address:
                                           ------------------------------------

                                           ------------------------------------





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